SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 14, 2004

CONCEPTUS, INC.

(Exact name of registrant as specified in charter)

Delaware (State or other jurisdiction of incorporation or organization)	000-27596 (Commission file number)	94-3170244 (I.R.S. employer identification no.)

1021 Howard Avenue
San Carlos, CA 94070

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (650) 628-4700

ITEM 5. OTHER EVENTS.
SIGNATURES

ITEM 5. OTHER EVENTS.

SAN CARLOS, Calif. (June 14, 2004) — Conceptus, Inc. (Nasdaq: CPTS) today announced that the U.S. Food and Drug Administration (FDA) has approved new labeling claims for the Company’s non-incisional permanent birth control procedure Essure®, extending the labeled effectiveness rate of 99.80% after three years of follow-up, from two years previously.

“We are delighted to receive this three-year effectiveness claim, which supports a longer-term reliability of Essure in preventing pregnancy,” said Edward Sinclair, Vice President of Clinical Research and Regulatory Affairs. “The PMA supplement was supported by clinical trial data from the Phase II and Pivotal trials demonstrating zero pregnancies in more than 21,000 women-months of reliance on Essure.”

“One of the understandable concerns, with any new medical product, is long-term data,” noted Mark Sieczkarek, President and CEO. “We have always believed that the design of Essure, which was based on the tissue response seen in products such as heart valves and vascular grafts, will provide a permanent effect with long-term reliability. The three-year results provide new data to support our design intent. We intend to highlight this new labeling in our conversations with third party payers.”

Also, Conceptus noted that it is continuing discussions with the FDA regarding its PMA supplement for the proposed modification in the Essure physician labeling regarding the safety of the GYNECARE THERMACHOICE* endometrial ablation procedure performed in conjunction with Essure micro-insert placement. In response to FDA questions regarding the initial supplement, additional clinical data were collected and amendments were submitted in March and mid-May 2004. FDA has indicated their reviewing team will meet in mid-June to finalize the review of these responses.

About Essure

The Essure procedure deploys a soft micro-insert into the fallopian tube through the cervix using a minimally invasive transcervical tubal access catheter. Once in place, the device is designed to elicit tissue growth in and around the micro-insert to form an occlusion or blockage in the fallopian tube. An Essure procedure does not require cutting or penetrating the abdomen and can be performed in a less costly procedure setting without general anesthesia. A woman is expected to return home about 45 minutes after the procedure is completed. There is a three-month waiting period after the procedure during which women must use another form of birth control. Essure is 99.80% effective after three years of follow-up. However, no method of birth control is 100% effective, and pregnancies are possible using Essure.

ABOUT CONCEPTUS

Conceptus manufactures and markets Essure, which is designed to provide a non-incisional alternative to tubal ligation, which is the leading form of birth control worldwide. The availability of Essure in the U.S. is expected to open up a market currently occupied by tubal ligation and vasectomy, which combined account for over 1 million procedures annually in the United States.

Additional information about the Essure procedure is available at www.Essure.com or by calling the Essure Information line at 1-877-ESSURE1. Additional information about Conceptus is available at www.conceptus.com or by calling 1-877-ESSURE2.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements, the accuracy of which is necessarily subject to risks and uncertainties. Decisions and other actions by the FDA and clinical efficacy of and market demand for our product, among other matters discussed in this release, may differ significantly from the discussion of such matters in the forward-looking statements. Such differences may be based upon factors within the Company’s control, such as strategic planning decisions by management and re-allocation of internal resources, or on factors outside of the Company’s control, such as decisions by insurance companies, delays by regulatory authorities, scientific advances by third parties and introduction of competitive products, as well as those factors set forth in the Company’s latest Annual Report on Form 10-K and latest Quarterly Report on Form 10-Q and other filings with the Securities and Exchange Commission.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONCEPTUS, INC. (Registrant)
By:	/s/ Gregory E. Lichtwardt
Gregory E. Lichtwardt
Executive Vice President, Treasurer and Chief Financial Officer

Dated: June 17, 2004